EXHIBIT 11.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

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
(DOLLAR AMOUNTS IN MILLIONS)                                                        Three months ended March 31
                                                                                  --------------------------------
                                                                                       1996              1995
                                                                                  --------------    --------------
Reconciliation of net income applicable to common stockholders:
     Net income before preferred stock requirements                               $         53.4    $          2.6
     Preferred stock requirements                                                          (13.0)            (14.5)
                                                                                  --------------    --------------
     Income (loss) applicable to common stockholders before
        exchange of preferred stock                                                         40.4             (11.9)
     Exchange of preferred stock                                                            --                59.2
                                                                                  --------------    --------------
Net income applicable to common stockholders                                      $         40.4    $         47.3
                                                                                  ==============    ==============


Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

     Weighted average number of common shares outstanding,
        excluding shares issued to employee trusts                                    81,728,857        80,143,775

     Weighted average number of common shares earned by employees since August
        1, 1993 due to the exercise of the Series C Preferred Stock special
        conversion option in February 1994                                            13,966,068         8,471,221

     Stock options issued reduced by the number of shares which could have been
        purchased with the proceeds from exercise of such options                      2,675,476         2,604,507
                                                                                  --------------    --------------

     Weighted average number of common shares
        outstanding, as adjusted                                                      98,370,401        91,219,503
                                                                                  ==============    ==============


Earnings (loss) per common share - primary:
     Before exchange of preferred stock                                           $          .41    $         (.13)
     Exchange of preferred stock                                                            --                 .65
                                                                                  --------------    --------------
     Earnings per common share                                                    $          .41    $          .52
                                                                                  ==============    ==============

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